SCHEDULE 14A
                                 (Rule 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Soliciting Material Under
[_] Confidential, For Use of the              Rule 14a-12
    Commission Only (as permitted
    by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials


                              United Capital Corp.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)


--------------------------------------------------------------------------------
      (Name of Person(s) filing Proxy Statement, if other than Registrant)

Payment of filing fee (check the appropriate box):

[X] No fee required.
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(1) Title of each class of securities to which transaction applies:

________________________________________________________________________________
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________________________________________________________________________________
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    to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is
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    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

________________________________________________________________________________
   (1) Amount previously paid:

________________________________________________________________________________
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________________________________________________________________________________
   (4) Date Filed:

                              UNITED CAPITAL CORP.

                                 ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 14, 2005

                                 --------------



To the Stockholders:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of UNITED CAPITAL CORP., a Delaware corporation (the "Company"), will be held at the offices of the Company, 9 Park Place, Great Neck, New York 11021, on June 14, 2005, at 10:00 A.M., Local Time, for the following purposes:

     1. To elect seven (7) members of the Board of Directors to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified; and

     2. To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on May 3, 2005 as the record date for the Meeting. Only stockholders of record on the stock transfer books of the Company at the close of business on that date are entitled to notice of, and to vote at, the Meeting.

                                      By Order of the Board of Directors



                                      ANTHONY J. MICELI
                                      Secretary



Dated:   May 6, 2005



    WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE THAT IS
       PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                              UNITED CAPITAL CORP.
                                  9 PARK PLACE
                           GREAT NECK, NEW YORK 11021

                                ----------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 14, 2005

                                ----------------



                                  INTRODUCTION

         This Proxy Statement is being furnished to stockholders by the Board of Directors (the "Board of Directors" or the "Board") of United Capital Corp., a Delaware corporation (the "Company"), in connection with the solicitation of the accompanying Proxy for use at the 2005 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the offices of the Company, 9 Park Place, Great Neck, New York 11021, on June 14, 2005, at 10:00 A.M., Local Time, or at any adjournment thereof.

         The principal executive offices of the Company are located at 9 Park Place, Great Neck, New York 11021. The approximate date on which this Proxy Statement and the accompanying Proxy will first be sent or given to stockholders is May 6, 2005.

                        RECORD DATE AND VOTING SECURITIES

         Only stockholders of record at the close of business on May 3, 2005, the record date (the "Record Date") for the Meeting, will be entitled to notice of, and to vote at, the meeting and any adjournment thereof. As of the close of business on the Record Date, there were 9,160,142 outstanding shares of the Company's common stock, $.10 par value (the "Common Stock"). Each of such shares is entitled to one vote. There was no other class of voting securities of the Company outstanding on that date. All shares of Common Stock have equal voting rights. A majority of the outstanding shares of Common Stock present in person or by proxy is required for a quorum.

                                VOTING OF PROXIES

         Shares of Common Stock represented by Proxies, which are properly executed, duly returned and not revoked will be voted in accordance with the instructions contained therein. If no specification is indicated on the Proxy, the shares of Common Stock represented thereby will be voted (i) for the election as Directors of the persons who have been nominated by the Board of Directors; and (ii) for any other matter that may properly be brought before the Meeting in accordance with the judgment of the person or persons voting the Proxies.

         The execution of a Proxy will in no way affect a stockholder's right to attend the Meeting and vote in person. Any Proxy executed and returned by a stockholder may be revoked at any time thereafter if written notice of revocation is given to the Secretary of the Company prior to the vote to be taken at the Meeting, or by execution of a subsequent proxy which is presented at the Meeting, or if the stockholder attends the Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation. For purposes of determining the presence of a quorum for transacting business at the Meeting, abstentions and broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated as shares that are present but which have not been voted.

         The cost of solicitation of the Proxies being solicited on behalf of the Board of Directors will be borne by the Company. In addition to the use of mail, proxy solicitation may be made by telephone, telegraph and personal interview by officers, directors and employees of the Company. The Company will, upon request, reimburse brokerage houses and persons holding Common Stock in the names of their nominees for their reasonable expenses in sending soliciting material to their principals.

                               SECURITY OWNERSHIP

         The following table sets forth information concerning ownership of the Company's Common Stock, as of the Record Date, by each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, each director, each executive officer, and nominee for election as a director and by all directors and executive officers of the Company as a group:

                                                               SHARES BENEFICIALLY                    PERCENTAGE OF
     NAME AND ADDRESS OF BENEFICIAL OWNER                            OWNED                              CLASS (9)
     ------------------------------------                      -------------------                    -------------
     A.F. Petrocelli                                              9,492,682(1)(2)                         73.7%
     9 Park Place
     Great Neck, NY 11021

     Beverly Petrocelli                                           9,492,682(2)                            73.7%
     c/o 9 Park Place
     Great Neck, NY 11021

     Anthony J. Miceli                                              366,234(3)                             3.8%

     Michael T. Lamoretti                                           302,334(4)                             3.2%

     Michael J. Weinbaum                                            343,370(5)                             3.6%

     Arnold S. Penner                                               131,334(6)                             1.4%

     Howard M. Lorber                                               295,334(7)                             3.2%

     Robert M. Mann                                                  94,734(8)                             1.0%

     All executive officers and directors as a                   11,026,022(1)(3)(4)                      77.5%
     group (7 persons)                                                     (5)(6)(7)(8)(9)


----------------------

(1) Mr. Petrocelli owns directly 4,515,448 shares of Common Stock and presently exercisable options or options exercisable within 60 days of the Record Date to purchase 3,712,134 shares of Common Stock. Also includes 1,000,000 shares held by Mrs. Petrocelli, the wife of Mr. Petrocelli and 265,100 shares held by The Attilio and Beverly Petrocelli Foundation, (the "Foundation"), a not-for-profit charitable organization, whose directors consist of certain Petrocelli family members including Mr. and Mrs. Petrocelli. Such shares may be deemed to be beneficially owned by Mr. Petrocelli. Does not include shares held by the adult children or the grandchildren of Mr. Petrocelli. Mr. Petrocelli disclaims beneficial ownership of the shares held by his wife, the Foundation, adult children and grandchildren.

(2) Mrs. Petrocelli is the wife of Mr. Petrocelli. Includes 1,000,000 shares of Common Stock held by Mrs. Petrocelli, 8,227,582 shares held by Mr. Petrocelli (which includes presently exercisable options or options exercisable within 60 days to purchase an aggregate of 3,712,134 shares of Common Stock) and 265,100 shares held by the Foundation. Such shares may be deemed to be beneficially owned by Mrs. Petrocelli. Mrs. Petrocelli disclaims beneficial ownership of all shares held by Mr. Petrocelli and the Foundation. Does not include shares held by the adult children or the grandchildren of Mrs. Petrocelli. Mrs. Petrocelli disclaims beneficial ownership of the shares held by her adult children and grandchildren.

(3) Consists of 3,900 shares of Common Stock and presently exercisable options or options exercisable within 60 days of the Record Date to purchase 362,334 shares of Common Stock.

(4) Consists of presently exercisable options or options exercisable within 60 days of the Record Date to purchase 302,334 shares of Common Stock. Does not include 363,600 shares held in trust (with the wife of Mr. Lamoretti serving as trustee) for the minor children of Mr. Lamoretti. Mr. Lamoretti disclaims beneficial ownership of the shares held for his children.

(5) Consists of 6,036 shares of Common Stock held by Mr. Weinbaum and presently exercisable options or options exercisable within 60 days of the Record Date to purchase 337,334 shares of Common Stock. Does not include 363,600 shares held in trust (with the wife of Mr. Weinbaum serving as trustee) for the minor children of Mr. Weinbaum. Mr. Weinbaum disclaims beneficial ownership of the shares held for his children.

(6) Consists of presently exercisable options or options exercisable within 60 days of the Record Date to purchase 131,334 shares of Common Stock.

(7) Includes 7,000 shares owned by the Hallman & Lorber Associates Profit Sharing Plan (an entity in which Mr. Lorber may be deemed to be a control person) and 157,000 shares owned by Lorber Alpha II, L.P. (an entity in which Mr. Lorber may be deemed to be a control person). Mr. Lorber disclaims beneficial ownership of all shares owned by Hallman & Lorber Associates Profit Sharing Plan and Lorber Alpha II, L.P. Also includes presently exercisable options or options exercisable within 60 days of the Record Date to purchase 131,334 shares of Common Stock.

(8) Consists of 1,400 shares of Common Stock and presently exercisable options or options exercisable within 60 days of the Record Date to purchase 93,334 shares of Common Stock.

(9) Includes the shares of Common Stock subject to options which are presently exercisable or exercisable within 60 days of the Record Date held by directors and executive officers as a group for purposes of calculating the respective percentages of Common Stock owned by such individuals or by the executive officers and Directors as a group.

                        PROPOSAL I--ELECTION OF DIRECTORS

NOMINEES

         Unless otherwise specified, all Proxies received will be voted in favor of the election of the persons named below as directors of the Company, to serve until the next Annual Meeting of Stockholders of the Company and until their successors shall be duly elected and qualified. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the Meeting. Abstentions from voting and broker non-votes on the election of directors will have no effect since they will not represent votes cast at the Meeting for the purpose of electing directors. All nominees are currently directors of the Company. The terms of the current directors expire at the Meeting and when their successors are duly elected and qualified. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, if elected. Should any of the nominees not remain a candidate for election at the date of the Meeting, the Proxies will be voted in favor of those nominees who remain candidates and may be voted for substitute nominees selected by the Board of Directors. The names of the nominees and certain information concerning them are set forth below:

                                                                                                                 FIRST YEAR
               NAME                                PRINCIPAL OCCUPATION                             AGE        BECAME DIRECTOR
              -----                               ----------------------                           ----       -----------------

              A.F. Petrocelli                      Chairman of the Board, President and             61               1981
                                                        Chief Executive Officer

              Michael T. Lamoretti                 Vice President - Real Estate Operations          37               2005

              Howard M. Lorber *                   President and Chief Operating Officer of         56               1991
                                                        New Valley Corporation and Vector
                                                        Group Ltd.

              Robert M. Mann *                     Private Investor - Apparel Industry              63               2001

              Anthony J. Miceli                    Vice President, Chief Financial Officer          42               1996
                                                        and Secretary

              Arnold S. Penner *                   Self-employed real estate investor and           68               1989
                                                        broker

              Michael J. Weinbaum                  Vice President - Real Estate Operations          38               2005


---------------
* Independent Director under rules established by the American Stock Exchange ("AMEX"). The Company is a "Controlled" company under such rules in that Mr. Petrocelli owns more that 50% of the outstanding Common Stock of the Company.

         A.F. PETROCELLI, has been Chairman of the Board and Chief Executive Officer of the Company since December, 1987, President of the Company since June, 1991 and from June, 1983 to March, 1989 and a Director of the Company since June, 1981. Mr. Petrocelli was Chairman of the Board of Directors, President and Chief Executive Officer of Prime Hospitality Corp. ("Prime"), a New York Stock Exchange listed company from 1998 until its sale to an affiliate of The Blackstone Group in October 2004. Mr. Petrocelli is also a director of the Boyar Value Fund (a public mutual fund), Philips International Realty Corp. ("Philips") and Nathan's Famous Inc. ("Nathan's").

         MICHAEL T. LAMORETTI, has been a Director of the Company since April 14, 2005 and has been a Vice President in the Company's real estate operations for more than eleven years. Mr. Lamoretti is a son-in-law of Mr. Petrocelli. Mr. Lamoretti is a member of the Real Estate Board of New York, the International Council of Shopping Centers and a member of the board of the Great Neck Plaza Management Council.

         HOWARD M. LORBER, has been a Director of the Company since 1991. For more than the past five years, Mr. Lorber has been Chairman of the Board and Chief Executive Officer of Nathan's, President, Chief Operating Officer and a director of New Valley Corporation, and a stockholder and a registered representative of Aegis Capital Corp. Since 2001, he has been the President, Chief Operating Officer and a director of Vector Group Ltd. and the Chairman of the Board of Ladenburg Thalmann Financial Services.

         ROBERT M. MANN, has been a Director of the Company since June 2001. Mr. Mann has been a private investor in the apparel industry for more than five years.

         ANTHONY J. MICELI, has been a Director, a Vice President and Chief Financial Officer of the Company since June, 1996 and prior thereto was the Corporate Controller of the Company for more than eight years. Mr. Miceli is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and New Jersey Society of Certified Public Accountants.

         ARNOLD S. PENNER, has been a Director of the Company since 1989 and has worked for more than the past five years as a private real estate investor and as a self-employed real estate broker in New York. Mr. Penner is also a director of Philips.

         MICHAEL J. WEINBAUM, has been a Director of the Company since April 14, 2005 and has been a Vice President in the Company's real estate operations for more than eleven years. Mr. Weinbaum is a son-in-law of Mr. Petrocelli. Mr. Weinbaum is a member of the International Council of Shopping Centers.


RECOMMENDATION

THE  BOARD  OF  DIRECTORS  RECOMMENDS  A VOTE  FOR THE  ELECTION  OF EACH OF THE
NOMINEES.

MEETINGS, BOARD COMMITTEES AND DIRECTORS COMPENSATION

         The Board of Directors held two meetings during the year ended December 31, 2004. Directors are expected to attend all Board meetings and meetings of committees on which they serve, and each annual stockholders' meeting. In 2004, all of the Directors attended the Company's annual meeting of stockholders and each Director attended more than 75% of the total number of meetings of the Board and committees on which he served. From time to time, the members of the Board of Directors act by unanimous written consent pursuant to the laws of the State of Delaware.

         The Company has an Audit Committee whose members are Howard M. Lorber, Arnold S. Penner and Robert M. Mann, the independent, non-employee directors of the Company. The principal responsibilities of the Audit Committee are described in the Audit Committee Charter that was approved by the Board of Directors and attached to the Company's Proxy Statement for its 2004 Annual Meeting of Stockholders. The Audit Committee annually appoints independent public accountants to serve as auditors of the Company's books, records and accounts, reviews the scope of the audits performed by such auditors and the audit reports prepared by them, and reviews and monitors the Company's internal accounting procedures. The Company also has a standing Compensation and Stock Option Committee whose members are Howard M. Lorber and Arnold S. Penner, both of whom are independent, non-employee, directors of the Company. The Compensation and Stock Option Committee recommends to the Board of Directors compensation for the Company's key employees and administers the Company's Incentive and Non-Qualified Stock Option Plan (the "Plan") and the Company's 1988 Joint Incentive and Non-Qualified Stock Option Plan (the "Joint Plan") and awards stock options thereunder.

         The Company does not have a Nominating Committee and/or a formal policy or process by which stockholders may make recommendations to the Board of candidates to be considered for nomination as Directors because (i) the functions customarily attributable to this Committee are performed by the Board of Directors, (ii) the Board of Directors only consists of seven members and
(iii) the Company is a "controlled" company under rules established by AMEX in that Mr. Petrocelli owns more than 50% of the outstanding Common Stock of the Company. The Board has not established a formal process for identifying and evaluating nominees for Director, although generally they may use multiple sources, including referrals from current Directors. The Board of Directors has identified certain qualifications it believes an individual should possess before it recommends such person as a nominee for election. The Board believes that nominees should possess the highest personal and professional ethics, integrity, values and judgment and be committed to representing the long-term interests of the Company's stockholders. The Board of Directors seeks to ensure that the composition of the Board at all times reflects a range of talents, skills, and expertise, particularly in the areas of management, leadership, and experience in the Company's and related industries, sufficient to provide sound and prudent guidance with respect to the operations and interests of the Company.

         Directors of the Company who are not officers of the Company are entitled to receive compensation for serving as directors in the amount of $6,000 per annum and $500 per Board meeting and Committee meeting attended.

AUDIT COMMITTEE REPORT

         The members of the Audit Committee at the end of the fiscal year ended December 31, 2004 were Messrs. Penner, Lorber and Mann, each of whom are "independent directors" (as "independent director" is defined pursuant to Section 121(A) of the listing standards of the AMEX). The Audit Committee met five times during the fiscal year ended December 31, 2004. The Company has determined that Mr. Lorber is a "financial expert" as defined by the rules promulgated under the Sarbanes-Oxley Act of 2002.

         The Audit Committee adopted a written charter during fiscal 2001. The Audit Committee adopted an Amended and Restated Audit Committee charter, a copy of which was attached to the Company's Proxy Statement for its 2004 Annual Meeting of Stockholders. The Company's independent auditors are responsible for auditing the Company's financial statements. The activities of the Committee are in no way designed to supersede or alter those traditional responsibilities. The Committee's role does not provide any special assurances with regard to the Company's financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

         In connection with the audit of the Company's financial statements for the year ended December 31, 2004, the Audit Committee met with representatives from Goldstein Golub Kessler LLP ("GGK"), the Company's independent auditors. The Audit Committee reviewed and discussed with GGK, the Company's financial management and financial structure, as well as the matters relating to the audit required to be discussed by Statements on Auditing Standards 61 and 90.

         On March 21, 2005, the Audit Committee received from GGK the written disclosures and the letter regarding GGK's independence required by Independence Standards Board of Standard No. 1.

         In addition, the Audit Committee reviewed and discussed with the Company's management the Company's audited financial statements relating to the fiscal year ended December 31, 2004 and has discussed with GGK the independence of GGK.

         Based upon review and discussions described above, the Audit Committee recommended to the Board of Directors that the Company's financial statements audited by GGK be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

                                                     Howard M. Lorber
                                                     Arnold S. Penner
                                                     Robert M. Mann

EXECUTIVE COMPENSATION

         The following table sets forth, for the Company's 2004 fiscal year, all compensation awarded to, earned by or paid to the chief executive officer ("CEO") and the most highly compensated executive officer of the Company other than the CEO who was an executive officer of the Company during the fiscal year ended December 31, 2004 and whose salary and bonus exceeded $100,000 (one individual) with respect to the fiscal year ended December 31, 2004.

                           SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION                         LONG TERM COMPENSATION
                                           --------------------------------------------- -----------------------------
                                                                        OTHER ANNUAL      NUMBER OF        ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR     SALARY($)     BONUS($)     COMPENSATION($)(1)    OPTIONS     COMPENSATION($)
------------------------------  -------  ------------  -----------  -------------------- -------------------------------
A.F. Petrocelli, Chairman of      2004      750,000       750,000             --               --             --
  the Board, President and        2003      750,000       750,000             --          454,000             --
  Chief Executive Officer         2002      650,000     1,000,000             --          600,000             --

Anthony J. Miceli, Vice           2004      220,000       100,000             --               --             --
  President and Chief             2003      210,000       100,000             --           68,000             --
  Financial Officer               2002      200,000       100,000             --           66,000             --


---------------
(1) Perquisites and other personal benefits, securities or property to each executive officer did not exceed the lesser of $50,000 or 10% of such executive officer's salary and bonus.

OPTION GRANTS DURING 2004 FISCAL YEAR

         The Company did not grant any options to purchase Common Stock to the CEO or the named executive officer during 2004. The Company currently does not have any plans providing for the grant of stock appreciation rights.

FISCAL YEAR END OPTION VALUES

         The following table provides information relating to the exercise of options by the named executive officer during the fiscal year ended December 31, 2004. The following table also provides information related to the number and value of options held by the CEO and the named executive officer at fiscal year end.

                                                         NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED IN-THE-
                                             VALUE        UNEXERCISED OPTIONS AT FY-END      MONEY OPTIONS AT FY-END($)(2)
                         SHARES ACQUIRED    REALIZED    --------------------------------  ----------------------------------
NAME                     ON EXERCISE(#)     ($)(1)       EXERCISABLE     UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
--------------------  ------------------  ----------  ---------------  -----------------  --------------  ------------------
A.F. Petrocelli                  --             --        3,360,801          502,667        42,307,605        2,347,267
Anthony J. Miceli            10,000        198,750          342,667           67,333         4,127,592          268,433


---------------
(1) Value realized is calculated by multiplying the shares acquired upon exercise by the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise.

(2) Based on the closing price of a share of Common Stock on December 31, 2004 of $22.65 as reported on the AMEX.

EQUITY COMPENSATION PLAN INFORMATION

         The Company maintains two stock option plans. Both plans provide for the granting of incentive or non-qualified stock options. The Company has no outstanding warrants or rights or plans which provide for the grant or issuance of warrants or rights. The following table gives information about stock option awards under these plans as of December 31, 2004. These plans are discussed further in Note 10 to the Company's Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

                                                                                             NUMBER OF SECURITIES
                                                                                            REMAINING AVAILABLE FOR
                                NUMBER OF SECURITIES TO BE    WEIGHTED-AVERAGE EXERCISE      FUTURE ISSUANCE UNDER
                                  ISSUED UPON EXERCISE OF       PRICE OF OUTSTANDING       EQUITY COMPENSATION PLANS
                                   OUTSTANDING OPTIONS,         OPTIONS, WARRANTS AND        (EXCLUDING SECURITIES
                                    WARRANTS AND RIGHTS                RIGHTS              REFLECTED IN COLUMN (a))
PLAN CATEGORY                              (a)                          (b)                          (c)
-------------                   ---------------------------  ---------------------------  ---------------------------
Equity compensation plans
  approved by security holders          5,430,136                   $    11.51                         --
Equity compensation plans not
  approved by security holders                 --                           --                         --
                                       ----------                   ----------                    ----------
         Total                          5,430,136                   $    11.51                         --
                                       ==========                   =============                 ==========


EMPLOYEE RETIREMENT PLAN

         The Company, through one of its subsidiaries, has a noncontributory pension plan that covers the executive officers of the Company. The following table discloses estimated annual benefits payable upon retirement in specified compensation and years of service classifications, based on current limits set by the Internal Revenue Code of 1986, as amended (the "Code").


                                                    PROJECTED ANNUAL BENEFIT AT RETIREMENT
                                                               YEARS OF SERVICE
                            ---------------------------------------------------------------------------------------
SALARY                         10              15              20             25              30             35
-------------------------------------------------------------------------------------------------------------------
 $150,000                    $21,250        $31,875         $42,500         $53,125        $63,750         $74,375
  155,000                     22,000         33,000          44,000          55,000         66,000          77,000
  160,000                     22,750         34,125          45,500          56,875         68,250          79,625
  165,000                     23,500         35,250          47,000          58,750         70,500          82,250
  170,000                     24,250         36,375          48,500          60,625         72,750          84,875
  175,000                     25,000         37,500          50,000          62,500         75,000          87,500
  180,000                     25,750         38,625          51,500          64,375         77,250          90,125
  185,000                     26,500         39,750          53,000          66,250         79,500          92,750
  190,000                     27,250         40,875          54,500          68,125         81,750          95,375
  195,000                     28,000         42,000          56,000          70,000         84,000          98,000
  200,000                     28,750         43,125          57,500          71,875         86,250         100,625
  205,000                     29,500         44,250          59,000          73,750         88,500         103,250


         The Company did not make any contributions for the benefit of executive officers for the year ended December 31, 2004.

         The estimated credited years of service for each of the executive officers is as follows: Mr. Petrocelli thirty years and Mr. Miceli seventeen years, respectively.

         Subject to compensation limitations under the Employee Retirement Income Security Act of 1974, which was $205,000 in 2004, benefits are computed as follows: For each year of credited service after June 30, 1989, the sum of one percent (1%) of annual compensation, as defined, up to $25,000 plus one and one-half percent (1 1/2%) of annual compensation in excess of $25,000.

EMPLOYMENT CONTRACTS

         The Company has an employment contract with Mr. Petrocelli which provides for a base salary of $750,000 per annum plus a bonus as determined by the Compensation Committee. In the event of a change of control of the Company as defined in the employment agreement, the Company shall pay Mr. Petrocelli a lump sum severance payment equal to three years salary and purchase outstanding options owned by Mr. Petrocelli. The employment agreement provides for successive one year terms unless either the Company or Mr. Petrocelli gives the other written notice that the employment agreement is terminated.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Lorber is a member of the Compensation and Stock Option Committee of the Company. For information relating to transactions involving Mr. Lorber and the Company, see "Certain Relationships and Related Transactions."

COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

         The Compensation and Stock Option Committee determines the cash and other incentive compensation, if any, to be paid to the Company's executive officers and key employees. Messrs. Lorber and Penner, non-employee directors of the Company, serve as members of the Compensation and Stock Option Committee and are "independent directors" (as "independent director" is defined pursuant to Section 121(A) of the listing standards of the AMEX). The Compensation and Stock Option Committee met once during the fiscal year ended December 31, 2004.

COMPENSATION PHILOSOPHY

         The Compensation and Stock Option Committee's executive compensation philosophy is to base management's pay, in part, on the achievement of the Company's annual and long-term performance goals by (a) setting levels of compensation designed to attract and hold superior executives in a highly competitive business environment, (b) providing incentive compensation that varies directly with the Company's financial performance and the impact of individual initiative and achievement on such financial performance, (c) linking compensation to elements which effect the Company's annual and long-term performance, (d) evaluating the competitiveness of executive compensation programs based upon information drawn from a variety of sources, and (e)
establishing salary levels and bonuses intended to be consistent with competitive practice and level of responsibility, with salary increases and bonuses reflecting competitive trends, the overall financial performance of the Company, the performance of the individual executive and the contractual arrangements that may be in effect with the individual executive.

         Section 162(m) of the Code prohibits a publicly held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the Chief Executive Officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to "performance-based compensation." The Company believes that any compensation received by executive officers in connection with the exercise of options granted under the Joint Plan and the Plan qualifies as "performance-based compensation."

SALARIES

         Base salaries for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the Company's industries. Annual salary adjustments are determined consistent with the Company's compensation policy by evaluating the competitive marketplace, the performance of the Company, the performance of the executive particularly with respect to the ability to manage the growth of the Company, the length of the executive's service to the Company and any increased responsibilities assumed by the executive. Mr. Miceli's base salary is determined by the Compensation and Stock Option Committee in consultation with the Chairman of the Board, President and Chief Executive Officer of the Company.

ANNUAL BONUSES

         The Company from time to time considers the payment of bonuses to its executive officers although no formal plan currently exists. Bonuses would be determined based, first, upon the level of achievement by the Company of its strategic and operating goals and, second, upon the level of personal achievement by participants. The achievement of personal goals includes the actual performance of the Company for which the executive officer has responsibility as compared to the planned performance thereof, other individual contributions, the ability to manage and motivate reporting employees and the achievement of assigned projects. Bonuses are determined annually after the close of each fiscal year.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

         Mr. Petrocelli's base salary of $750,000 is based upon the terms of his employment agreement and the factors described in the "Salaries" paragraph above. Mr. Petrocelli also received a bonus in 2004 of $750,000 for services rendered during the 2004 fiscal year. The Company believes the bonus received by

Mr. Petrocelli is "performance-based" for purposes of Section 162(m) of the Code because the Company's revenues exceeded $50,000,000 for the year ended December 31, 2004. At the Company's 2003 Annual Meeting of Stockholders, the Company's stockholders approved a performance criterion which requires the Company to achieve at least $50,000,000 in total revenues in order for the Chief Executive Officer to be eligible to receive a bonus.

                                                     Howard M. Lorber
                                                     Arnold S. Penner

         COMMON  STOCK  PERFORMANCE:  Set forth below is a graph  comparing  the total shareholder returns (assuming reinvestment of dividends, if any) of the Company, AMEX and a peer group (the "Peer Group") compiled by the Company consisting of publicly traded companies in industry segments corresponding to those in which the Company competes. The Peer Group, which includes the Company, consists of the following companies: Commercial Net Lease Realty Inc., Lexington Corp. Properties Trust, Realty Income Corp., Keystone Consolidated Industries, Inc., One Liberty Properties, Inc., Hastings Manufacturing Company, Ramco-Gershenson Properties Trust and Omni USA Inc.

         The Peer Group consolidation was completed on a weighted average basis (market capitalization basis, adjusted at the end of each year). The graph assumes $100 invested on December 31, 1999, in the Company and each of the other indices.

                TOTAL RETURN TO SHAREHOLDERS REINVESTED DIVIDENDS

                                 INDEXED RETURNS
                                  Years Ending


                 [Data below represents chart in printed piece]

                                    BASE
                                   PERIOD
COMPANY NAME/INDEX                 DEC 99         DEC 00         DEC 01         DEC 02          DEC 03         DEC 04
------------------------         ----------     ----------     ----------     ----------      ----------     --------
United Capital Corp.               100.00          78.52         114.36          190.07         232.24         253.88
American Stock Exchange            100.00         130.14         137.33          146.61         191.55         227.57
Peer Group                         100.00         118.46         159.03          201.63         257.78         322.98


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The following sets forth the transactions involving the Company and its subsidiaries and its executive officers and/or Directors from January 1, 2004. Specific descriptions of these transactions are provided below.

         The Company has a 40% interest in two joint ventures which each own and operate a hotel. The hotels are located in New Jersey (the "Hotel Venture") and Quebec, Canada (the "Quebec Venture"). The New Jersey hotel secures a $25,000,000 mortgage loan (the "Mortgage") with a bank. In connection with the Mortgage, the Company and Prime (an entity in which Mr. Petrocelli was the Chairman of the Board, President and Chief Executive Officer and Mr. Lorber was a Director) entered into a direct guaranty agreement with the bank whereby they, jointly and severally, guaranteed not more than $4,000,000 of the Mortgage. Amounts due under the guaranty are reduced by the scheduled principal payments under the Mortgage. The guaranty is enforceable upon the occurrence of certain events, including a default as defined in the Mortgage, and expires upon satisfaction of the loan in April 2006. Pursuant to the operating agreement, any payments made under the guaranty would increase the guarantors' ownership interest.

         The equity method of accounting is used for investments in 20% to 50% owned joint ventures in which the Company has the ability to exercise significant influence, but not control. Under the operating agreements of the Hotel Venture and Quebec Venture, all significant operating and capital decisions are made jointly and operating profits are allocated based on ownership interests. These investments were initially recorded at cost and are subsequently adjusted for equity in earnings (losses) and cash contributions.

         The Company's two hotel properties, as well as the hotels owned by the Hotel Venture and Quebec Venture, are managed by BREP IV Hotel L.L.C., the successor to Prime. Fees paid for the management of the two hotel properties are based upon a percentage of revenue and were approximately $91,000 for 2004. In October 2004, the stockholders of Prime approved a merger with an affiliate of The Blackstone Group whereby the affiliate acquired all of the outstanding shares of Prime in exchange for $12.25 per common share. Accordingly, the Company's shares in Prime were sold, resulting in proceeds of approximately $43.4 million and a gain of approximately $19 million which was included in the Company's results for the fourth quarter of 2004. Effective with the merger, Mr. Petrocelli and Mr. Lorber resigned their positions with Prime.

         The Company has a 50% interest in an unconsolidated limited liability corporation, whose principal assets are two distribution centers leased to Kmart Corporation. Also participating in this transaction were Mrs. Petrocelli, Mr. Penner, Mr. Lorber and the spouse of a director who together have approximately an 8% interest in this transaction. Mr. Petrocelli disclaims beneficial ownership of the participation interest held by his wife. The Company's share of income arising from this investment, accounted for as a leverage lease, was $428,000 in 2004.

         Messrs. Lamoretti and Weinbaum, who are each sons-in-law of Mr. Petrocelli, each serve as a Vice President in the Company's real estate operations with responsibilities for management of the Company's real estate portfolio. For the fiscal year ended December 31, 2004, Messrs. Lamoretti and Weinbaum received a total salary and bonus of $235,000. On April 14, 2005, Messrs. Lamoretti and Weinbaum were appointed to the Board of Directors of the Company.

         Hallman & Lorber Associates, Inc. ("H&L") provided pension plan services to the Company during its last fiscal year. The Company anticipates it will continue such relationship in this fiscal year. Mr. Lorber, a Director of the Company and Chairman of the Company's Compensation and Stock Option and Audit committees, is a consultant to H&L.

         The Company has Indemnity Agreements with certain directors (individually, each an "Indemnitee"), indemnifying each Indemnitee against the various legal risks and potential liabilities to which such individuals are subject due to their position with the Company, in order to induce and encourage highly experienced and capable persons such as the Indemnitees to continue to serve as Directors of the Company.

                              INDEPENDENT AUDITORS

         The Audit Committee annually reviews the selection of the Company's independent auditors and has not appointed independent auditors for the year ending December 31, 2005 because the Audit Committee annually reviews such selection and solicits bids from independent accountants to audit the Company's financial statements.

         The Company's auditors for the year ended December 31, 2004 were GGK. A representative of GGK will be present at the Meeting, will be available to respond to appropriate questions and will have the opportunity to make a statement if they desire. The Company's auditors for the year ended December 31, 2003 were Grant Thornton LLP ("GT"). As a result of financial and other considerations, on October 6, 2004 the Company's Audit Committee voted to appoint GGK as the Company's new independent accountants for the fiscal year ended December 31, 2004. For further information regarding the appointment of GGK, please see the Form 8-K filed by the Company with the SEC on October 12, 2004.

         GGK has a continuing relationship with American Express Tax and Business Services Inc. ("TBS") from which it leases auditing staff who are full-time, permanent employees of TBS and through which its partners provide non-audit services. As a result of this arrangement, GGK has no full-time employees and therefore, none of the audit services performed were provided by permanent full-time employees of GGK. GGK manages and supervises the audit and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

         The aggregate fees billed to the Company by GGK, TBS and GT for services performed for the years ended December 31, 2004 and 2003 are as follows:

                                                2004                  2003
                                      -------------------------    -----------
                                         GGK/TBS        GT             GT
                                      -------------------------    -----------
Audit Fees .......................      $ 68,000     $10,000        $79,000
Audit Related Fees ...............        16,000      63,000         23,000
Tax Fees .........................        70,000      23,000        109,000
All Other Fees ...................            --          --             --

AUDIT FEES

         The aggregate audit fees for the years ended December 31, 2004 and 2003 were primarily related to the audit of the Company's annual financial statements and review of those financial statements included in the Company's quarterly reports on Form 10-Q.

AUDIT RELATED FEES

         Audit related fees for 2004 were primarily incurred in connection with the Company's registration statement and related SEC comments, consents of prior auditors and the audits of the Company's employee benefit plans. Audit related fees for 2003 were primarily incurred in connection with the audits of the Company's employee benefit plans.

TAX FEES

         Tax fees for the years ended December 31, 2004 and 2003 were primarily related to tax and other related services. For the year ended December 31, 2004, tax fees, which do not include Financial Information System Design and Implementation fees, have been provided by TBS.

ALL OTHER FEES

         The Company did not engage GGK, TBS or GT to provide any other services during the fiscal years ended December 31, 2004 and 2003.

                      PRE-APPROVAL POLICIES AND PROCEDURES

         All audit and non-audit services to be performed by the Company's independent accountants must be approved in advance by the Audit Committee. Consistent with applicable law, limited amounts of services, other than audit, review or attest services, may be approved by one or more members of the Audit Committee pursuant to authority delegated by the Audit Committee, provided each such approved service is reported to the full Audit Committee at its next meeting.

         All of the engagements and fees for the Company's fiscal year ended December 31, 2004 were approved by the Audit Committee.

         The Audit Committee of the Board of Directors considered whether the provision of non-audit services by GGK was compatible with its ability to maintain independence from an audit standpoint and concluded that GGK's independence was not compromised.

                                  ANNUAL REPORT

         All stockholders of record as of the Record Date, have been sent, or are concurrently herewith being sent, a copy of the Company's 2004 Annual Report for the year ended December 31, 2004, which contains certified consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 2004.

         ANY STOCKHOLDER OF THE COMPANY MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2004 (WITHOUT EXHIBITS), AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY WRITING TO ANTHONY J. MICELI, VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY AT UNITED CAPITAL CORP., 9 PARK PLACE, GREAT NECK, NEW YORK 11021.

                       PROCEDURES FOR CONTACTING DIRECTORS

         Stockholders may communicate with the Board, generally, or a specific Director, individually, at any time by writing to: Anthony J. Miceli, Secretary, United Capital Corp., 9 Park Place, Great Neck, New York 11021. The Secretary reviews all messages received from stockholders, and forwards those that reasonably involve a matter of stockholder interest intended for communication to the Board. Communications are sent as soon as practicable to the Director to whom they are addressed, or if addressed to the Board generally, to the Chairman of the Board or the full Board depending upon the nature or subject matter of the communication. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest are not generally forwarded to the Board. The Secretary has the right, but not the obligation, to forward such other communications to appropriate channels within the Company.

                              STOCKHOLDER PROPOSALS

         Stockholder proposals made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended and intended to be presented at the Company's 2006 Annual Meeting of Stockholders must be received by the Company at its principal office in Great Neck, New York no later than January 6, 2006 for inclusion in the proxy statement for that meeting.

         In addition, the Company's By-laws require that a stockholder give advance notice to the Company of nominations for election to the Board of Directors and of other matters that the stockholder wishes to present for action at an annual meeting of stockholders (other than matters included in the Company's proxy statement in accordance with Rule 14a-8). Such stockholder's notice must be given in writing, include the information required by the By-laws of the Company, and be delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company at its principal offices. The Company must receive such notice not less than 45 days prior to the date in the current year that corresponds to the date in the prior year on which the Company first mailed its proxy materials for the prior year's annual meeting of stockholders. While the Company has not yet set the date of its 2006 Annual Meeting of Stockholders, if the Company mailed its proxy materials on May 6, 2006 (the date that corresponds to the date on which the proxy materials for the 2005 Annual Meeting are being mailed), notice of a director nomination or stockholder proposal made otherwise than in accordance with Rule 14a-8 would be required to be given to the Company no later than March 22, 2006.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, management knows of no matters other than those set forth herein which will be presented for consideration at the Meeting. If any other matter or matters are properly brought before the Meeting or any adjournment thereof, the persons named in the accompanying Proxy will have discretionary authority to vote, or otherwise act, with respect to such matters in accordance with their judgment.

                                                  Anthony J. Miceli
                                                  Secretary
May 6, 2005

                              UNITED CAPITAL CORP.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  ANNUAL MEETING OF STOCKHOLDERS--JUNE 14, 2005

The undersigned, a stockholder of United Capital Corp., a Delaware corporation (the "Company"), does hereby appoint A.F. Petrocelli and Anthony J. Miceli, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 2005 Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 9 Park Place, Great Neck, New York 11021, on June 14, 2005, at 10:00 A.M., Local Time, or at any adjournment or adjournments thereof.

The undersigned hereby instructs said proxies or their substitutes:

1. ELECTION OF DIRECTORS:
The election of the following directors: Michael T. Lamoretti, Howard M. Lorber, Robert M. Mann, Anthony J. Miceli, Arnold S. Penner, A.F. Petrocelli and Michael
J. Weinbaum to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified.
   [ ] FOR
   [ ] WITHHOLD AUTHORITY TO
       VOTE FOR ANY NOMINEE(S),
       PRINT NAME(S) BELOW
--------------------------------------------------------------------------------
2. DISCRETIONARY AUTHORITY:
To vote with discretionary authority with respect to all other matters which may come before the Meeting.

                                (Continued and To be Signed on the Reverse Side)

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREINBEFORE GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO ELECT DIRECTORS.

The undersigned hereby revokes any proxy or proxies heretofore given, and ratifies and confirms that all the proxies appointed hereby, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated May 6, 2005, and a copy of either the Company's Annual Report or Annual Report on Form 10-K for the year ended December 31, 2004.
                               Dated __________________________, 2005

                                                                          (L.S.)
                           _____________________________________________________
                                              Signature


                           _____________________________________________________
                                      Signature, if held jointly

                           Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                             PLEASE  MARK,  SIGN,  DATE AND RETURN THIS PROXY
                                    CARD USING THE ENCLOSED ENVELOPE.